Exhibit 99.1

Speedway Motorsports Reports First Quarter 2009 Results and Reaffirms Full Year 2009 Guidance

CONTACT:	Speedway Motorsports, Inc.
Janet Kirkley, 704-532-3318

Contact: Janet Kirkley, 704-532-3318 —For Immediate Release—

Speedway Motorsports Reports First Quarter 2009 Results and

Reaffirms Full Year 2009 Guidance

CONCORD, NC (May 6, 2009) – Speedway Motorsports, Inc. (SMI) (NYSE:TRK) today reported first quarter 2009 total revenues of $133.6 million and income from continuing operations of $21.4 million or $0.50 per diluted share. Also, SMI reaffirmed its full year 2009 earnings guidance of $1.70 to $1.90 per diluted share from continuing operations.

First quarter 2009 results were impacted by, among other factors, the following:

•	ongoing effects of challenging recessionary conditions;

•	a decline in Motorsports Authentics operating results as further described below;

•	overhead and interest expenses associated with Kentucky Speedway, acquired in December 2008, where no events were held in the first quarter 2009;

•	discontinuation of oil and gas operations in the fourth quarter 2008 and reclassification of prior year results; and

•	Atlanta Motor Speedway held a NASCAR Nationwide Series racing event in the first quarter 2008 that is scheduled to be held in the third quarter 2009.

First Quarter Comparison:

•	total revenues were $133.6 million in 2009 compared to $155.2 million in 2008;

•	after tax equity investee losses were $1.6 million or $0.04 per diluted share in 2009 compared to after tax earnings of $1.6 million or $0.04 per diluted share in 2008;

•	income from continuing operations was $21.4 million or $0.50 per diluted share in 2009 compared to $32.2 million or $0.74 per diluted share in 2008;

•	after tax losses from discontinued operations were $1.0 million or $0.03 per diluted share in 2009 compared to $1.3 million or $0.03 per diluted share in 2008; and

•	net income was $20.3 million or $0.47 per diluted share in 2009 compared to $30.9 million or $0.71 per diluted share in 2008.

SMI believes admissions, many event related and other operating first quarter 2009 revenue categories were negatively impacted by declines in consumer and corporate spending from the ongoing impact of recessionary conditions, including difficult credit and housing markets. SMI continues to utilize innovative promotional campaigns to help foster fan support and mitigate near-term ticket sales weakness.

The Company’s 50% share of equity investee, Motorsports Authentics (MA), first quarter 2008 operating results reflect increased merchandise sales of a popular NASCAR driver and material MA licensor who changed racing teams at the end of 2007. There were no similar changes that favorably impacted MA’s first quarter 2009 results. MA’s first quarter 2009 results were also negatively impacted by reduced discretionary spending from ongoing recessionary conditions and decreased attendance at motorsports racing events.

As previously announced, the Company purchased Kentucky Speedway on December 31, 2008, and its results of operations after acquisition are reflected in the Selected Financial Data accompanying this release.

2009 First Quarter Highlights

First quarter highlights include continuing strong levels of sponsorship revenues for NASCAR racing events, despite continuing tough economic conditions. Major racing events held this first quarter include:

•	Atlanta Motor Speedway - NASCAR Kobalt Tools 500 Sprint Cup and American Commercial Lines 200 Camping World Truck Series racing events;

•	Bristol Motor Speedway - NASCAR Food City 500 Sprint Cup and Scotts Turf Builder 300 Nationwide Series racing events; and

•	Las Vegas Motor Speedway - NASCAR Shelby 427 Sprint Cup and Sam’s Town 300 Nationwide Series racing events.

2009 Earnings Guidance Reaffirmed

The Company reiterated that first quarter 2009 earnings are consistent with its previous full year 2009 guidance of $1.70-$1.90 per diluted earnings share from continuing operations, assuming current industry trends continue, and excluding the Company’s 50% share of Motorsports Authentics joint venture operating results or unforeseen factors.

Stock Repurchase Program and Dividends

During the first quarter 2009, the Company repurchased 314,000 shares of common stock for approximately $4.0 million under its previously announced stock repurchase program. As of March 31, 2009, the Company has repurchased 2,072,000 shares since adoption of the program in April 2005. The total number of shares available for future repurchase under the program, as currently authorized, is 928,000.

On February 10, 2009, the Company’s Board of Directors declared a quarterly cash dividend of $0.09 per share of common stock, aggregating approximately $3.9 million, which was paid on March 16, 2009 to shareholders of record as of March 2, 2009. On April 21, 2009, the Company’s Board of Directors declared a quarterly cash dividend of $0.09 per share of common stock, aggregating approximately $3.9 million, payable on June 26, 2009 to shareholders of record as of May 26, 2009. The Board of Directors plans to continue to evaluate cash dividends on a quarterly basis in the future.

Other Comments

“While our first quarter results reflect that challenging economic conditions continue, we remain confident that SMI’s business model continues to provide us with greater resilience than most other industries,” stated Marcus G. Smith, Chief Operating Officer and President of Speedway Motorsports. “SMI’s long-term outlook remains strong. We believe our current initiatives for enhancing revenues and cost containment are well-positioning SMI for long-term growth when economic conditions inevitably improve. It is worth repeating that many of our NASCAR Sprint Cup, Nationwide and Camping World Truck event sponsorships are already sold for 2009 and later years. These corporate marketing arrangements, along with NASCAR broadcasting and other multi-year committed uses of our speedway facilities, provide SMI with significant contracted revenue and cash flow streams for 2009 and beyond.

“The celebration continues around Lowe’s Motor Speedway hosting the ‘50th’ running of its NASCAR Coca-Cola 600 Sprint Cup Series racing event on Sunday, May 24th, over Memorial Day weekend, with many special celebrations and festivities planned. Also, we were very pleased to host the overwhelmingly successful “Pinks All Out” racing event at our revolutionary, unique four-lane zMAX Dragway in April.”

Bruton Smith, Chairman and Chief Executive Officer of Speedway Motorsports stated, “We are extremely excited about showcasing our first ARCA RE/MAX Series racing event on May 9th, and NASCAR Nationwide Series racing event on June 13th, at SMI’s newly purchased Kentucky Speedway. SMI plans to make many ‘fan-friendly’ facility improvements in multiple phases, including creating new infield camping areas, expanded parking, improved access roads, along with new concession, camping, restroom and other fan amenities. We continue working with Kentucky state lawmakers on possible tax incentives to facilitate expansion and improvement, and intend to realign a Sprint Cup Series event to our Kentucky Speedway at the earliest opportunity. We look forward to creating a first-class facility and conducting exciting racing for this very desirable market area.

“We believe investing in first-class, fan-friendly facilities and premium markets well-positions SMI for future growth. Once economic conditions improve, SMI’s highly attractive venues, combined with the prospects of ongoing improvements in the motorsports industry and merchandising, provide broadcasters, sponsors and other corporate partners with outstanding long-term marketing opportunities.”

Speedway Motorsports is a leading marketer and promoter of motorsports entertainment in the United States. The Company, through its subsidiaries, owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Infineon Raceway, Kentucky Speedway, Las Vegas Motor Speedway, Lowe’s Motor Speedway, New Hampshire Motor Speedway and Texas Motor Speedway. The Company provides souvenir merchandising services through its SMI Properties subsidiaries; manufactures and distributes smaller-scale, modified racing cars and parts through its 600 Racing subsidiary; and produces and broadcasts syndicated motorsports programming to radio stations nationwide through its Performance Racing Network subsidiary. The Company also equally-owns Motorsports Authentics, a joint venture formed with International Speedway Corporation to produce, market and sell licensed motorsports merchandise. For more information, visit the Company’s website at www.speedwaymotorsports.com.

This news release contains forward-looking statements, particularly statements with regard to the Company’s future operations and financial results. There are many factors that affect future events and trends of the Company’s business including, but not limited to, consumer and corporate spending sentiment; air travel; governmental regulations; military actions; national or local catastrophic events; the success of and weather surrounding NASCAR, IRL, NHRA and other racing events; our relationship with NASCAR and other sanctioning bodies; the success of Motorsports Authentics merchandising joint venture; the success of expense reduction efforts; capital projects; expansion; economic conditions; dividends; stock repurchases; financing needs; insurance; litigation; taxes; discontinued oil and gas activities; geopolitical situations in foreign countries; and other factors outside of management control. These factors and other factors, including those contained in the Company’s Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, involve certain risks and uncertainties that could cause actual results or events to differ materially from management’s views and expectations. Inclusion of any information or statement in this news release does not necessarily imply that such information or statement is material. The Company does not undertake any obligation to release publicly revised or updated forward-looking information, and such information included in this news release is based on information currently available and may not be reliable after this date.

Note: Speedway Motorsports will host a conference call and webcast today at 11:00 AM (ET) open to the public. To participate in the conference call, you may dial 888-735-0476 (toll-free) or 706-758-1524 (toll). The reference number is 97376064. A webcast of the call can be accessed at the Company’s website at www.speedwaymotorsports.com under “Event Calendar”. To listen to a playback of the call, you may dial 800-642-1687 or 706-645-9291 beginning at 1:00 PM (ET) May 6th through 11:59 PM (ET) May 20th. The reference number is 97376064. Participating in the call will be Marcus G. Smith, Chief Operating Officer and President, and William R. Brooks, Vice Chairman and Chief Financial Officer.

Speedway Motorsports, Inc. and Subsidiaries

Selected Financial Data - Unaudited

For The Three Months Ended March 31, 2009 and 2008

(In thousands except per share amounts)

	Three Months Ended
	3/31/2009	3/31/2008
INCOME STATEMENT DATA (a)(b)
Revenues:
Admissions	$46,791	$53,620
Event related revenue	39,055	51,275
NASCAR broadcasting revenue	38,088	37,633
Other operating revenue	9,634	12,698

Total Revenues	133,568	155,226

Expenses and Other:
Direct expense of events	20,767	23,039
NASCAR purse and sanction fees	26,166	26,894
Other direct operating expense	7,505	10,859
General and administrative	20,553	21,472
Depreciation and amortization	13,213	11,800
Interest expense, net	7,771	9,592
Equity investee losses (earnings)	1,612	(1,591)
Other (income) expense, net	(178)	89

Total Expenses and Other	97,409	102,154

Income from Continuing Operations Before Income Taxes	36,159	53,072
Income Tax Provision	(14,763)	(20,871)

Income from Continuing Operations	21,396	32,201
Loss from Discontinued Operations, Net of Taxes	(1,047)	(1,299)

Net Income	$20,349	$30,902

Basic Earnings Per Share:
Continuing Operations	$0.50	$0.74
Discontinued Operations	(0.03)	(0.03)

Net Income	$0.47	$0.71

Weighted average shares outstanding	42,986	43,523

Diluted Earnings Per Share:
Continuing Operations	$0.50	$0.74
Discontinued Operations	(0.03)	(0.03)

Net Income	$0.47	$0.71

Weighted average shares outstanding	42,986	43,563

Major NASCAR-sanctioned Events Held During Period	5	6

Certain Race Schedule Changes:

•	Atlanta Motor Speedway held one NASCAR Nationwide Series race in the first quarter 2008 that is scheduled to be held in the third quarter 2009.

	3/31/2009	12/31/2008
BALANCE SHEET DATA (a)(b)
Cash, cash equivalents and short-term investments	$112,198	$58,065
Total current assets	210,513	143,038
Property and equipment, net	1,191,972	1,195,540
Equity investments in associated entities	75,427	77,066
Goodwill and other intangible assets, net	583,296	583,328
Net assets of discontinued operations	1,597	1,719
Total assets	2,095,367	2,034,409

Deferred race event income, net	119,609	105,392
Total current liabilities (c)	553,693	151,649
Revolving credit facility borrowings	380,000	350,000
Total long-term debt	716,198	686,480
Total liabilities	1,197,139	1,149,047
Total stockholders’ equity	898,228	885,362

(a)	Reflects business acquisition of Kentucky Speedway on December 31, 2008, including its results of operations and financial condition after acquisition.
(b)	Oil and gas operations were discontinued in the fourth quarter 2008, and the net assets and operating results for all periods presented are reclassified as discontinued operations.
(c)	Includes outstanding borrowings under the Company’s credit facility which, although expected to be refinanced, have been classified as current debt based on presently scheduled maturity in March 2010.